                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                  Briazz, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    10782M104
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                       13G

CUSIP NO.  10782M104
--------------------------------------------------------------------------------
  1)  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Wells Fargo & Company
      Tax Identification No. 41-0449260
--------------------------------------------------------------------------------
  2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
  3)  SEC USE ONLY

--------------------------------------------------------------------------------
  4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                     (5)  SOLE VOTING POWER
   NUMBER OF                  0
                    ------------------------------------------------------------
     SHARES          (6)  SHARED VOTING POWER
  BENEFICIALLY                0
                    ------------------------------------------------------------
  OWNED BY EACH      (7)  SOLE DISPOSITIVE POWER
    REPORTING                 0
                    ------------------------------------------------------------
   PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                              492,961
--------------------------------------------------------------------------------
  9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            492,961
--------------------------------------------------------------------------------
 10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
 11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.2%
--------------------------------------------------------------------------------
 12)  TYPE OF REPORTING PERSON
            HC
--------------------------------------------------------------------------------

                                       13G

CUSIP NO.  10782M104
--------------------------------------------------------------------------------
  1)  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Wells Fargo Investments, LLC
      Tax Identification No. 91-1374280
--------------------------------------------------------------------------------
  2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
  3)  SEC USE ONLY

--------------------------------------------------------------------------------
  4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                     (5)  SOLE VOTING POWER
   NUMBER OF                  0
                    ------------------------------------------------------------
     SHARES          (6)  SHARED VOTING POWER
  BENEFICIALLY                0
                    ------------------------------------------------------------
  OWNED BY EACH      (7)  SOLE DISPOSITIVE POWER
    REPORTING                 0
                    ------------------------------------------------------------
   PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                              492,961
--------------------------------------------------------------------------------
  9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            492,961
--------------------------------------------------------------------------------
 10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
 11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.2%
--------------------------------------------------------------------------------
 12)  TYPE OF REPORTING PERSON
            IA, BD
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

DISCLAIMER: Information in this Schedule 13G is provided solely for the purpose of complying with Sections 13(d) and 13(g) of the Act and regulations promulgated thereunder, and is not to be construed as an admission that Wells Fargo & Company or any of its subsidiaries is the beneficial owner of the securities covered by this Schedule 13G for any purpose whatsoever.

Item 1(a)  Name of Issuer:

           Briazz, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           3901 Seventh Avenue South, Suite 200
           Seattle, WA 98108-5206

Item 2(a)  Name of Person Filing:

           Wells Fargo & Company
           Wells Fargo Investments, LLC

Item 2(b)  Address of Principal Business Office or, if None, Residence:

           Wells Fargo & Company
           420 Montgomery Street
           San Francisco, CA 94104

           Wells Fargo Investments, LLC
           999 Third Avenue, Suite 4300
           Seattle, WA 98104

Item 2(c)  Citizenship:

           Wells Fargo & Company:  Delaware
           Wells Fargo Investments, LLC:  Delaware

Item 2(d)  Title of Class of Securities:

           Common Stock, no par value

Item 2(e)  CUSIP Number:

           10782M104

Item 3     The person filing is a:

           1. Wells Fargo & Company: parent holding company in accordance with 240.13d-1(b)(1)(ii)(G)
           2. Wells Fargo Investments, LLC: a registered investment advisor and broker dealer in accordance with Rule 13d-1(b)(1)(ii)(E) and 13d-1(b)(1)(ii)(A), respectively.

Item 4     Ownership:

           See Items 5-11 of each cover page. Information as of December 31, 2003.

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities, check the following [ ].

Item 6     Ownership of More than Five Percent on Behalf of Another
           Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           See Attachment A.

Item 8     Identification and Classification of Members of the Group:

           Not applicable.

Item 9     Notice of Dissolution of Group:

           Not applicable.

Item 10    Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  January 28, 2004

WELLS FARGO & COMPANY

By:  /s/ Laurel A. Holschuh
         Laurel A. Holschuh, Senior Vice President
          and Secretary

                                  ATTACHMENT A

The Schedule 13G to which this attachment is appended is filed by Wells Fargo & Company on behalf of the following subsidiaries:

      Wells Fargo Investments, LLC (1)(2)


      (1) Classified as a registered investment advisor in accordance with Regulation 13d-1(b)(1)(ii)(E).
      (2) Classified as a broker dealer in accordance with Regulation 13d-1(b)(1)(ii)(A).

                                    AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is attached shall be filed by Wells Fargo & Company on its own behalf and on behalf of Wells Fargo Investments, LLC.

Dated: January 28, 2004

WELLS FARGO & COMPANY

By:  /s/ Laurel A. Holschuh
         Laurel A. Holschuh, Senior Vice President
          and Secretary

WELLS FARGO INVESTMENTS, LLC


By:  /s/ Laurel L. Ohotto
         Laurel L. Ohotto, Vice President